UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 21, 2013

Date of Report

March 15, 2013

(Date of earliest event reported)

BIOZOOM, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53678	26-0370478
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Wilhelmshoeher Allee 273A

Kassel, Germany, 34131

(Address of principal executive offices, including zip code)

800-882-1683

 (Registrant’s telephone number, including area code)

N/A

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 15, 2013, the registrant, Biozoom, Inc., through its wholly owned operational subsidiary, Biozoom Technologies, Inc., (the “Company”) entered into an employment agreement with Hardy Hoheisel, the registrant’s Chief Executive Officer and member of the Board of Directors. Under the employment agreement, Mr. Hoheisel agreed to serve as the Company’s Chief Executive Officer, devote substantially all of his working time and efforts to the business of the Company, and receive the following compensation:  (1) a base salary of $7,500 per month, (2) an annual bonus in the discretion of the Company’s Board of Directors, and (3) health insurance expense reimbursement up to $600 per month.  The employment agreement has an initial term of 24 months, shall automatically renew for 2-year periods thereafter, and can be terminated by either party after providing the other 60 days notice.

Also on March 15, 2013, the Company entered into an employment agreement with Dr. Wolfgang Köcher, the registrant’s Chief Technology Officer and member of the Board of Directors. Under the employment agreement, Dr. Köcher agreed to serve as the Company’s Chief Technology Officer, devote substantially all of his working time and efforts to the business of the Company, and receive the following compensation:  (1) a base salary of $7,500 per month, (2) an annual bonus in the discretion of the Company’s Board of Directors, and (3) health insurance expense reimbursement up to $600 per month.  The employment agreement has an initial term of 24 months, shall automatically renew for 2-year periods thereafter, and can be terminated by either party after providing the other 60 days notice.

ITEM 8.01      OTHER EVENTS.

As of May 21, 2013, the registrant has relocated its headquarters and principal executive offices to Wilhelmshoeher Allee 273A, Kassel, Germany, 34131.  Its new phone number is 800-882-1683.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits

Exhibit No.	Description
99.1	Press Release, dated May 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2013	BIOZOOM, INC.

	By:	/s/ Hardy Hoheisel Name: Hardy Hoheisel Title: Chief Executive Officer